Exhibit (a)(5)(xii)

Press Information

January 29, 2015

Philips extends tender offer period to acquire Volcano

Amsterdam, the Netherlands and San Diego, CA, US – Royal Philips (NYSE: PHG; AEX: PHIA) and Volcano Corporation (NASDAQ:VOLC) today announced that Philips’ indirect wholly owned subsidiary Clearwater Merger Sub, Inc. is extending the expiration date for its previously announced tender offer until 12:00 midnight, Eastern Time, on February 5, 2015 (one minute after 11:59 p.m., Eastern Time, on February 4, 2015) for all outstanding shares of common stock of Volcano for USD 18.00 per Volcano share, without interest, less any applicable withholding of taxes.

On December 30, 2014, Clearwater Merger Sub commenced the tender offer for the Volcano shares in accordance with the Agreement and Plan of Merger, dated as of December 16, 2014, by and among Volcano, Philips Holding USA Inc. and Clearwater Merger Sub, Inc. (“Purchaser”). The offer is being extended because, although the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired, not all of the approvals under non-U.S. antitrust, competition or fair trade laws required to consummate the tender offer, which are conditions to the tender offer, have been received.

As of 12:00 midnight, Eastern Time, on January 29, 2015, Purchaser had received a preliminary number of tenders representing approximately 47,659,900 of the outstanding Volcano shares (including 2,318,508 Volcano shares tendered pursuant to guaranteed delivery procedures), which represented approximately 92.1 percent of the outstanding Volcano shares.

For further information, please contact:

Philips:

Steve Klink

Philips Group Communications

Tel.: +31 6 1088 8824

E-mail: steve.klink@philips.com

Joost Akkermans

Philips Group Communications

Tel: +31 6 3175 8996

E-mail: joost.akkermans@philips.com

Vanessa Bruinsma-Kleijkers

Philips Investor Relations

Phone: +31 20 5977447

Email: investor.relations@philips.com

January 29, 2015 Page 2

Leandro Mazzoni

Philips Investor Relations

Phone: +31 20 5977055

Email: investor.relations@philips.com

Volcano:

Jacquie Keller

Media Relations, Volcano Corporation

Tel: +1 858-720-4142

Email: jkeller@Volcanocorp.com

About Royal Philips

Royal Philips (NYSE: PHG, AEX: PHIA) is a diversified health and well-being company, focused on improving people’s lives through meaningful innovation in the areas of Healthcare, Consumer Lifestyle and Lighting. Headquartered in the Netherlands, Philips posted 2013 sales of EUR 23.3 billion and employs approximately 115,000 employees with sales and services in more than 100 countries. The company is a leader in cardiac care, acute care and home healthcare, energy efficient lighting solutions and new lighting applications, as well as male shaving and grooming and oral healthcare. News from Philips is located at www.philips.com/newscenter.

About Volcano Corporation

Through its multi-modality platform, Volcano is the global leader in intravascular imaging for coronary and peripheral therapeutic devices. The company’s broad range of technologies makes imaging and therapy simpler, more informative and less invasive and offers physicians and their patients around the world with industry-leading tools that aid diagnosis and guide and provide therapy. Founded in cardiovascular care and expanding into other specialties, Volcano is focused on improving patient and economic outcomes. For more information, visit the company’s website at www.Volcanocorp.com.

Forward-looking statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the tender offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Volcano, including without limitation with respect to its business, the proposed tender offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the tender offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements

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involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties regarding the two companies’ ability to successfully market both new and existing products; (iii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iv) uncertainties as to the timing of the tender offer and merger; (v) uncertainties as to how many of Volcano’s stockholders will tender their stock in the tender offer; (vi) the possibility that competing offers will be made; (vii) the failure to complete the tender offer or the merger in the timeframe expected by the parties or at all; (viii) the outcome of legal proceedings that may be instituted against Volcano and/or others relating to the Transactions; (ix) Volcano’s ability to maintain relationships with employees, customers, or suppliers; (x) domestic and global economic and business conditions; (xi) developments within the euro zone; (xii) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xiii) legal claims; (xiv) changes in exchange and interest rates; (xv) changes in tax rates, raw materials and employee costs; (xvi) the ability to successfully exit certain businesses or restructure the operations; (xvii) the rate of technological changes; (xviii) political, economic and other developments in countries where Philips operates; (xix) industry consolidation and competition; and (xx) other risk factors described in Volcano’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Volcano undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Volcano or any other securities. Philips has filed a tender offer statement on Schedule TO with the SEC and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Volcano. The offer to purchase shares of Volcano common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/ RECOMMENDATION STATEMENT, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson Inc., the Information Agent for the offer, at (866) 856-2826.